Exhibit 4.46

English Translation

Advertising Agency Agreement

CN : TJKS-OS-2014-004

Party A:	Shanghai Shengyue Advertising Co., Ltd.
Address:	433 Guo Shoujing Road, Pudong New Area, Shanghai
Zip Code:	201203
Contact:	Guoqing Qin
Tel:	021-38586666
Email:	qinguoqing@snda.com

Party B:	Tianjin Ku6 Network Communicate Technology Co., Ltd.
Address:	Building 6, Zhengtong Chuangyi Plaza, 18 Xibahe Xili, Chaoyang District, Beijing
Zip Code:	100028
Contact:	Feng Gao
Tel:	010-57586666
Email:	gaofeng@ku6.com

I.                        Definitions

1.                      Advertising refers to various forms of advertisement on Ku6.com of Party B.

2.                      Media Resources refer to the existing commercial advertising space on Ku6.com of Party B, and all the spaces newly added during the Display Period on Party B’s website where advertisement can be placed. Media resources including two forms, one of the forms is the standard media resources, and another form is the highly interactive media resources, both of these two forms will be represented on ku6.com or outside ku6.com when the agreement is signed.

(1)         highly interactive media resources refer to such resources including but not limited to seed videos, sponsor’s system, marketing activities’ naming right, micro-film placement, etc.

(2)         standard media resources refer to standard media resources list which is specified in Annex II(Standard Media Resources List) of this Agreement, In addition, media resources newly developed by Part A also belong to the categories of standard media resources including but not limited pre-roll advertising, video paused advertising, post-roll advertising and banner advertising ,etc. which are placed in the related topic pages under highly interactive media resources The effects of such media resources is measured with the daily traffic of VV (Video View) or the daily traffic of advertisements performance inside of ku6 website.

Pursuant to the provision of paragraph 9 under Article III, Party A has the exclusive advertising agency sales right of standard media resources and the nonexclusive advertising agency sales right of highly interactive media resources.

3.                      Party A’s Release Platform refers to the software system of which Party A owns all rights and which can be used to release advertising content on Ku6.com of Party B.

4.                      Display Period refers to the period during which Party B undertakes that the Media Resources will be displayed continuously and no circumstances causing inaccessibility will occur (excluding force majeure).

5.                      Business Secrets refer to any information (including but not limited to any data, reports, records, communications, marketing programs, business plans, financial information, customer information, employee information and know-how etc., as well as any research/ analysis report or similar documents prepared based on the above information) acquired by either Party directly or indirectly from the other Party or its representative, agent, advisor or consultant, before or after the execution of this Agreement, for the purpose relating to the cooperation project hereunder, which is owned, possessed or controlled by the other Party and is of business value or utility to the other Party; such information is information which may be disclosed in any manner, including but not limited to oral, written, machine readable form or other forms.

6.                      Daily Average Video View (Video View) Flow inside Ku6.com refers to the total amount of video display times in the advertising space of media resources within one calendar day, to be specific that the Video View is the tracking times monitored or tracked by Party A’s monitoring system which is set under the media resources after deducting the false times or times formed by malicious users action confirmed by Parties.

In respect of the conversion rate from continuous broadcasting Traffic to Video View, Party A and Part B will agree on it subsequently.

7.                      Daily Playing Page Advertising Traffic refers to the total number of ads showed on the designated advertising space within one natural day, specifically the number after deduction of the number formed by false or malicious user behavior recognized by both parties from the number monitored or tracked with the observation system set by Party A on the designated advertising space.

8.                      Advertising Net Revenue refers to net revenue that deducts the channel costs from total advertising sales revenues which are performed during the terms of this Agreement and obtained in a certain period of time by Party A through the sale of media resources or providing the advertising placement service with respect to the media resources.

9.                      Channel Costs refer to the total costs paid by Party A for the sale of media resources, including but not limited to (1) the amount of sales rebate paid to advertising sale agency according to Party A’s policy (2) sales commission fee paid to Party A’s salesperson according to Party A’s sales commission policy etc.. Party A shall specify and list the proportion of channel costs to the advertising sale revenues, as well as the amount of and particulars of channel costs in the Statement of Account of Monthly Settlement of Advertising Revenues pursuant to the provision in paragraph 1 of Article V of this Agreement.

II.           Agency Period

The Agency Period for Party A is from April 25, 2014 to December 31, 2014 (hereinafter referred to as “Agency Period”).

III.      Party A’s Rights and Obligations

1.              Within the term of this Agreement, Party A shall exploit the advertising market for Party B and undertake to provide advertising agency services to Party B in accordance with stipulations herein. Within the agency term of Party A, Party A agrees to give priority of media resources to meet any promotion, traffic guidance and other requirements of Party B, its designated iSpeak and other subjects. However, advertising costs that Party A shall pay Party B will be adjusted accordingly in accordance with stipulations herein. Meanwhile, in the event that the media resources for advertising provided by Party B to Party A in current week decrease due to the reason in Annex II, Article 2 or other reasons other than Party A’s, the traffic of one single advertising space shall not less than 50% of the total traffic.

2.              The payment shall be completed within 45 days upon the completion of reconciliation by both parties in accordance with Paragraph 3 of Article 5 herein based on the difference between the calculated advertising fees payable by Party A to Party B in current quarter in accordance with Annex II, Article 1 and the calculated paid advertising fees by Party A to Party B in current season in accordance with Annex II, Article 2 and the “refund for any over payment or a supplemental payment for any deficiency” principle. Prior to Party A’s payment, Party B shall issue the invoice with corresponding amount (please refer to Annex II to see both parties’ settlement standard).

3.              Agency Service Fee: The remainder of advertising net income after deduction advertising payable fees payable by Party A to Party B is the Agency Service Fee.

4.              Party A Shall obey the principals as follows, otherwise, Party B has the right to terminate the agreement according to Article 7:

(1)                 not place the advertisements for the competitive products of Party B and the competitive products to iSpeak or other same type products appointed by Party B, including but not limited to game live broadcasting, interactive entertainment and the audio platform.

(2)                 not develop the advertisement resources of Ku6. The use of any new advertisement resources excluded from Standard Media Resources List shall get the prior approval from Party B.

5.              The advertisement released on Ku6.com by Party A shall comply with the provisions of the Advertising Law of the People’s Republic of China and other relevant laws and regulations, and shall not include the following content that:

(1)                 relates to the national secret and security.

(2)                 relates to feudal superstition, pornography, gambling, violence and terrorism.

(3)                 violates the state policies of nationality and religion.

(4)                 impairs the social order, social security and social public morality, violates the mandatory provisions of laws and regulations, or infringes other’s legitimate rights and interests.

6.              Party A shall examine the content of advertisement, and has the duty to request the advertising customers to provide relevant certificates which includes, among other things, the qualification certificates of production or operation issued by relevant government authorities, the trademark registration certificates obtained in China and other certificates provided by laws and regulations.

7.              If the released advertisement is illegal or void due to Party A, Party A shall bear all liabilities, including but not limited to compensating Party B’s economic losses thus caused, anticipatory income and resolving the disciplinary actions taken against Party B by the government regulatory authorities.

8.              Party A has the exclusive advertising agency sales right about the standard media resources, namely, Party A has the exclusive right (Party B is also excluded) to sell the advertising to any third party in respect to the standard media resources. Party B and any third party will not be permitted to sell the standard media resources to other parties by themselves without Party A’s permission.

9.              Party A has the right to develop, at its sole discretion, advertisers so as to ensure the maximization of advertising revenue. In relation to the planning, design and development of Advertising Resources required on the platform of Ku6.com, it has the right of proposal. The Parties shall consult to develop or adjust the Advertising Resources, in relation to the productivity of Advertising Resources and combining the platform users’ experience.

Party B shall notify Party A in advance and state the reason for change of webpage or other operations with respect to the newly developed highly interactive media resources or standard media resources on Party B’s media platform when these will affect the current representation result about media resources, including but not limited to effect on clicking on display advertising or leading users turn to advertising introductory webpage for registration or purchasing behavior. Such change or operations will need to be approved by both Parties. If the above adjustment do affect the placing of advertisement of Party A in Party B’s advertisement space, both parties shall settle through friendly negotiation and Party B should compensate appropriately as to the losses caused.

10.       Party A shall provide Party B the monitor backend of the whole traffic of ku6 net and the traffic of advertisement placement placed by the advertisers within 30 days from the effective date of this Agreement. Before that, Party A shall send Party B the data analysis via email every day and guarantee the valid of the data analysis and all the data got from the backend. Otherwise, Party B has the right to terminate this Agreement and Party A shall bear the default liabilities stipulated in Article X.

IV.       Party B’s Rights and Obligations

1.              During the Agency Period of Party A, Party B undertakes that it will maintain relevant qualification certificates with respect to platform operation of Ku6.com so as to ensure the legality of the platform.

2.              During the Agency Period of Party A, Party B shall ensure the normal operation of the server and shall timely provide Party A with relevant technical services.

3.              Party B undertakes that it owns all the rights of its platform and has the right to conduct program docking and/or code modification with respect to the platform according to the actual needs of the Parties’ cooperation, and such right is not subject to restrictions by any third party. When necessary, Party B shall, upon Party A’s request, issue relevant written certificate/ authorization/statement etc. to Party A as evidence submitted to Party A’s customers.

4.              If the Parties’ cooperation involves the docking between Ku6.com of Party B and Party A’s release platform or involves the development of advertising space, Party B shall facilitate in all aspects the docking, development and relevant testing arrangement of Party A, including but not limited to reasonable code changes, requisite joint testing from time to time, and so on.

5.              In addition to the necessary routine maintenance, during the Display Period provided in this Agreement, Party B shall ensure its Media Resources are able to provide continuous and stable display for the visits from whatever sources, and shall ensure the placement of Party A’s advertisement content is timely and effective (except for force majeure).

V.            Data Verification  and Revenue Settlement

1.              Within the agency term of Party A, Party A shall, at the end of each natural week, send to Party B an email stating actual traffic data in the current week and the Prepayment Reconciliation Statement (as shown in Annex III) concerning the amount of advertising fees repaid by Party A to Party B for the next natural week. Party B shall issue the VAT Invoice in advertising industry in accordance with the estimated amount of advertising fees that in the current month before 25th of each month, and issue the VAT Invoice in advertising industry in accordance with the issued amount and the actual amount that shall be issued and the “refund for any over payment or a supplemental payment for any deficiency” principle in each quarter’s settlement.

2.              Concerning Party B’s actual traffic of advertising for the last quarter, Party A shall provide the Average Daily Traffic Data Checklist (as shown in Annex IV) of last quarter to Party B within 10 natural days after each natural quarter. Such Average Daily Traffic Data Checklist shall enter into force upon both parties’ signatures and seals in order to confirm the actual average daily traffic for such quarter and to calculate whether the assessment criteria stipulated in section3.2 herein are met pursuant to such Average Daily Traffic Data Checklist, and is regarded as the document and evidence to calculate advertising fees for such quarter.

3.              Within the term of this Agreement, concerning advertising for the last quarter, Party A shall provide the Quarterly Settlement Reconciliation Statement of Advertising Revenue (as shown in Annex V) of last quarter to Party B within 10 natural days after each natural quarter. Such the Quarterly Settlement Reconciliation Statement of Advertising Revenue shall enter into force upon both parties’ signatures and seals in order to confirm all the advertising money for such quarter, and is regarded as the document and evidence to confirm net revenue of advertising.

4.              Party A shall remit Party B’s due payment into Party B’s designated bank account stipulated in Article 3 of Annex II. In case of any change of Party B’s account, Party B shall notify Party A in writing and the new account shall be enabled upon the joint confirmation with Party A.

5.              In consideration of the special features of Party A’s advertising placement system, Party B acknowledges that:

(1)         Data verification: where the difference between the data of both parties is less than 5%, Party A’s data shall prevail; otherwise, both parties shall determine through negotiation after finding out the causes.

(2)         Where there is difference between the amount of the advertising revenue settled in the Statement of Account of Quarterly Settlement of Advertising Revenue and the revenue amount of the advertising customer finally settled in the current quarter(referred to as: “actual amount”), the actual amount shall prevail.

6.              The Parties agree that Party A may adjust the advertising revenue difference confirmed the preceding quarter through the valid settlement certificates between Party A and the advertising customer, at the time of settlement of the following month after the payment is settled. The adjustment amount will be reflected in the Statement of Account of Quarterly Settlement of Advertising Revenue. If any adjustment is made exceeding one month after the monthly payment is settled, Party A may reflect that in the Statement of Account of Quarterly Settlement of Advertising Revenue of the last quarter of the agency period of the agreement.

7.              Party A and Party B agree to bear respectively their tax and expenses arising from the cooperation under this Agreement.

8.              If Party A fails to pay timely, it shall assume default liabilities pursuant to the provisions under Article X of this Agreement.

9.              Agency services fee: Party B shall calculate and pay the advertising agency services fee to Party A pursuant to the provision in paragraph 6 of Article III of this Agreement. Agency services fee will be deducted directly by Party A from the net revenue of advertisement. Meanwhile, Party A shall issue an official invoice of advertising industry of corresponding amount, the content of which is “advertising release fees”.

VI.       Warranties of Both Parties

1.              Each Party has the authority to execute this Agreement and has obtained all approvals and authorization required to perform this Agreement.

2.              The execution of this Agreement by either Party will not cause conflicts of interest between it and any third parties.

3.              If either Party mergers with, acquires or is acquired by any third party during the cooperation period under this Agreement, the new company will continue to perform the provisions of this Agreement that has not been performed by such Party.

VII.  Termination of the Agreement

1.              Unless otherwise provided in this Agreement, if either Party violates materially any condition provided herein and fails to cure within 5 working days after the other Party sends written notice to such Party, the other Party is entitled to terminate this Agreement. This Agreement will be terminated on the date when the Party entitled to terminate this Agreement sends the termination notice.

2.              If either Party enters into bankruptcy application or liquidation procedure, the other Party is entitled to terminate this Agreement. This Agreement will be terminated on the date when the Party entitled to terminate this Agreement sends the termination notice.

3.              Regardless of what reason resulting in the earlier termination of this Agreement, the Parties shall complete the settlement of payment within 30 days after the termination of this Agreement.

VIII.                    Confidentiality Principles

1.              Party A and Party B are both obligated to perform confidentiality obligations, and shall not disclose or reveal to third parties any information relating to the content hereunder and the other Party’s Business Secrets acquired due to the performance of this Agreement, except for the disclosure to competent authorities (such as government authorities of law implementation and the stock exchanges) made as required by relevant laws and regulations.

2.             These confidentiality provisions will remain valid for the term hereof plus 2 years after the termination of this Agreement.

IX.      Force Majeure

1.              Either Party may suspend the performance of this Agreement immediately after the Parties hereto confirm that force majeure occurs and results in the failure to perform or timely perform this Agreement, provided that it shall notify the other Party within 2 working days and submit the details and valid evidence of such force majeure within 15 days.

2.              The Parties will not bear defaulting liabilities for the failure to perform, in part or in whole, or timely perform this Agreement caused by the above circumstances.

3.              If force majeure occurs after either Party breach this Agreement, the defaulting Party will not be exempted from liability.

4.              “Force majeure” means the events that both Parties are unable to reasonably control, foresee or avoid even it is foreseeable. Such events impede, affect or delay either Party’s part or whole performance of its obligations hereunder, which includes, among other things, government acts, natural disasters, wars, computer viruses, hacker attacks, network failure, service delay or failure of band width or other network device or technology suppliers, or any other similar events.

X.           Default Liabilities

1.              When the defaulting Party violates substantially its obligations under this Agreement, the non-defaulting Party will be exempted from the performance of its obligations hereunder.

2.              If the non-defaulting Party incurs any costs, expenses or additional liabilities due to the defaulting Party’s violation of this Agreement, the defaulting Party shall compensate the non-defaulting Party such costs, expenses, liabilities or losses.

3.             If Party A fails to pay Party B the advertising fees at the time agreed hereof, Party B is entitled to claim overdue penalty against Party A at the rate of 0.021% of such outstanding amount per day.

4.              If Party A fails to comply with the obligations of guaranteeing and examining advertising content provided in Article III hereof and causes the adverse consequences that Party B’s website is penalized by the government regulatory authorities (including but not limited to ordered rectification, administrative penalty, temporary close of website, suspension of business and rectification, and revocation of business license etc.), Party A shall compensate Party B twice the losses Party B suffered. “Party B’s losses” includes, among other things,, administrative fines, reasonable costs expended and the revenue loss estimated according to the normal business revenue of the website.

XI.      Arbitration

1.              The execution, effectiveness, performance and dispute resolution of this Agreement will be governed by laws of China.

2.             The disputes with respect to this Agreement and its execution will be resolved through friendly negotiation. If negotiation fails, such disputes will be submitted to China International Economic and Trade Arbitration Commission according to its rules valid then and the arbitration place is SHANGHAI.

XII. Notification

1.            Any notices between the Parties hereto must be made in writing and sent by fax, courier (including express mail) or registered air mail.

2.            If a notice or letter is sent by Email, the receipt date is the time when the Email enters the Email system designated by the recipient; if a notice or letter is sent by fax, the receipt date is the time indicated in the fax sending records; if a notice or letter is sent by courier (including express mail) or registered mail, the receipt date is the 5th day after the sending Party sends out.

XIII.                    Miscellaneous

1.              No Party shall assign or transfer its rights or obligations hereunder to others, unless the Party has obtained the other Party’s consent otherwise, which shall not be unreasonably withheld or delayed.

2.              The Agreement is made in four copies and each Party holds two copies. This Agreement becomes effective on the day when both Parties sign and stamp, and terminates on the day when all rights and obligations of both Parties are fully performed.

3.              The notes, annexes, supplementary agreements and implementing order of advertising release constitute part of this Agreement and are of equivalent validity as this Agreement.

( The following part is left blank intentionally and is the signature page.)

Party A: Shanghai Shengyue Advertising Co., Ltd.

(Stamp) [seal]

Authorized Representative: /s/

Date: April 30, 2014

Party B: Tianjin Ku6 Network Communicate Technology Co., Ltd.

(Stamp) [seal]

Authorized Representative: /s/

Date: April 30, 2014